EXHIBIT 99.1

NEWS RELEASE	For Further Information Contact
News	Investor Relations: 281-504-4000
Email: info@harkenenergy.com www.harkenenergy.com

For Immediate Release

HARKEN ANNOUNCES REPURCHASE OF CONVERTIBLE NOTES

AND EXCHANGE OF OUTSTANDING PREFERRED STOCK

HOUSTON, Texas, (May 29, 2003) – Harken Energy Corporation (“Harken”) (AMEX: “HEC”) announced today that it repurchased or exchanged 5% Senior Convertible Notes (“5% Notes”) having a total principal amount of $6,780,000. Harken completed its repurchases or exchanges of these 5% Notes in a series of transactions that included payments in cash and placement of new notes. As a result of these recent transactions, Harken reduced the outstanding principal balance of its 5% Notes to $7,330,000 prior to their maturity and conversion into Harken common stock.

Harken also announced today that it has agreed to issue an aggregate of 95,400 shares of its Series G3 Convertible Preferred Stock, liquidation value $300 per share (“G3 Preferred”), in exchange for approximately 30,000 shares of its outstanding Series G1 Convertible Preferred Stock, liquidation value $100 per share (“G1 Preferred”) and $6,000,000 in cash. The G3 Preferred rank senior to Harken’s common stock and pari passu with Harken’s other issues of preferred shares.

Based in Houston, Texas, Harken is an oil and gas production company whose corporate strategy calls for concentrating its resources on the development of domestic and international upstream energy projects.

Certain statements in this news release regarding future expectations and plans may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, including uncertainties regarding timing, and capital availability, as discussed in detail in Harken’s Form 10-K. Actual results may vary materially.